Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE
Media Contact: Charles Coleman, (626) 302-7982
Investor relations Contact:Scott Cunningham, (626) 302-2540

Former U.S. Representative Ellen Tauscher Joins Edison International and
Southern California Edison's Boards of Directors

ROSEMEAD, Calif., September 5, 2013 - Edison International (NYSE:EIX) and Southern California Edison today announced that The Honorable Ellen Tauscher has been elected to the board of directors of each company, effective September 5, 2013.

“Ellen Tauscher brings both a national and an international perspective on a wide range of public policy issues, including energy and transportation, as well as defense and national security,” said Ted Craver, chairman and chief executive officer of Edison International. “I am pleased to welcome Ellen to our boards of directors.”

Tauscher, 61, currently serves as a strategic advisor at Baker Donelson Bearman, Caldwell & Berkowitz PC. She is the former Under Secretary of State for Arms Control and International Security and served as Special Envoy for Strategic Stability and Missile Defense at the U.S. State Department.

Prior to joining the Obama Administration, Tauscher represented California's 10th Congressional District in the U.S. House of Representatives, where she was a member of the Armed Services and Transportation & Infrastructure committees. Prior to her government service, Tauscher had a successful career in the financial sector, where she was one of the first women to become a member of the New York Stock Exchange.

A lifetime member of the Council on Foreign Relations, Tauscher also sits on the boards of The Atlantic Council of the United States, The National Comprehensive Cancer Network Foundation, Invacare Corporation and eHealth. She also serves on the Board of Governors of Lawrence Livermore National Security Corporation and Los Alamos National Security Corporation.

Tauscher earned a bachelor's degree from Seton Hall University.

About Edison International
Edison International, through its subsidiaries, is a generator and distributor of electric power and an investor in infrastructure and energy assets, including renewable energy. Headquartered in Rosemead, Calif., Edison International is the parent company of Southern California Edison.

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